Exhibit 9

Confidential and Privileged
Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 22, 2015 by and among (1) MINAT ASSOCIATED CO., LTD., a business company incorporated under the laws of the British Virgin Islands (“Parent”) and (2) CNshangquan Limited (the “Shareholder”), a business company incorporated under the laws of the British Virgin Islands and a shareholder of Mecox Lane Limited, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, ChinaEquity Alliance Victory Co., Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares of the Company, par value US$0.0001 per share (“Shares”) (including Shares represented by American Depositary Shares (the “ADSs”), each representing thirty-five Shares) as set forth in the column titled “Owned Shares” opposite the Shareholder’s name on Schedule A hereto (collectively, the “Owned Shares”, together with any other Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the Effective Time, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, the Shareholder agrees to (a) cancel the Securities (including Shares represented by ADSs) for no consideration in the Merger, (b) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, and (c) vote the Securities at the Company Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, receipt of the Required Company Vote is a condition to the consummation of the Merger;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholder is entering into this Agreement;

WHEREAS, the Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholder set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1           Voting. Unless and until the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation in accordance with Section 7.03(d) of the Merger Agreement (such time, the “Expiration Time”), the Shareholder hereby irrevocably and unconditionally agrees that at the Company Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), the Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of the Securities:

(a)          for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b)          against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

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(e)          in favor of any adjournment or postponement of the Company Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent, and

(f)          in favor of any other matter necessary to effect the Transactions, including the Merger.

Section 1.2           Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          The Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) the Securities in accordance with Section 1.1 above at the Company Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case prior to the Expiration Time. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)          The Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then the Shareholder agrees to vote the Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3           Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement the Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of the Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

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Article II

CANCELLATION OF SECURITIES

Section 2.1           Cancellation of Securities. Subject to the terms and conditions set forth herein, the Shareholder agrees that the Securities shall be cancelled at the Closing for no consideration. The Shareholder will take all actions necessary to cause the number of Owned Shares opposite the Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.2           Subscription of Parent Shares. Immediately prior to the Closing, in consideration for the cancellation of the Securities held by the Shareholder in accordance with Section 2.1, Parent shall issue to the Shareholder (or, if designated by the Shareholder in writing, an Affiliate of the Shareholder), and the Shareholder or its Affiliate (as applicable) shall subscribe for, such number of newly issued ordinary shares of Parent without par value (the “Parent Shares”) as jointly determined by 北京信中利投资股份有限公司, a company organized and existing under the Laws of the PRC (the “Sponsor”), ChinaEquity USD Fortune Co., Ltd. (“ChinaEquity”) and the Shareholder. The Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to the Shareholder by Parent and Merger Sub in respect of the Securities held by the Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (b) the Shareholder shall have no right to any Merger Consideration in respect of the Securities held by the Shareholder.

Section 2.3           Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 8 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place at the Closing .

Article III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDER

Section 3.1           Representations and Warranties. The Shareholder represents and warrants to Parent as of the date hereof and as of the Closing:

(a)          the Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)          this Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Shareholder and no other corporate actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

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(c)          assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)          (i) the Shareholder (A) is and, immediately prior to the Closing, will be the record and beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by the Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any of its Securities and its Securities are not subject to any voting trust agreement or other Contract to which the Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) as of the date hereof, other than its Owned Shares, the Shareholder does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (iv) the Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement.

(e)          Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by the Shareholder, nor the consummation by the Shareholder of the transactions contemplated hereby, nor compliance by the Shareholder with any of the provisions hereof shall, in each case other than such conflicts, violations, breaches, or defaults which would not materially impede the transactions contemplated hereby or the performance by the Shareholder of the obligations hereunder, (A) conflict with or violate any provision of the organizational documents of the Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on property or assets of the Shareholder pursuant to any Contract to which the Shareholder is a party or by which the Shareholder or any property or asset of the Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of the Shareholder’s properties or assets;

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(f)          on the date hereof, there is no Action pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Shareholder of its obligations under this Agreement;

(g)          the Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and the Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)          the Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2           Covenants. The Shareholder hereby:

(a)          agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

(b)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Shareholder may have with respect to the Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)          agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), the Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)          agrees and covenants, that the Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

(e)          agrees further that, upon request of Parent, the Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Shareholder that as of the date hereof and as of the Closing:

(a)          Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)          Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

(c)          At the Closing, the authorized capital stock of Parent shall consist of 50,000 Parent Shares or such other number of Parent Shares pursuant to a share split, if approved by the Shareholder, ChinaEquity and the Sponsor. The Parent Shares to be issued to (1) the Shareholder (or if designated by the Shareholder in writing, an Affiliate of the Shareholder) pursuant hereto, (2) ChinaEquity (or if designated by ChinaEquity in writing, an Affiliate of ChinaEquity) pursuant to the Support Agreement by and between Parent and ChinaEquity dated as of the date hereof (the “ChinaEquity Support Agreement”) and (3) the Sponsor (or if designated by the Sponsor in writing, an Affiliate of Sponsor) at the Closing pursuant to the Equity Commitment Letter, shall be all of the Parent Shares outstanding at and immediately after the Effective Time.

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(d)          At the Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

Article V

TERMINATION

This Agreement, and the obligations of the Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI (other than Section 6.5) shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore the Shareholder to the position it was in with respect to ownership of the Securities prior to such closing.

Article VI

MISCELLANEOUS

Section 6.1           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature page thereof (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3           Entire Agreement. This Agreement, the ChinaEquity Support Agreement, the Second Amended and Restated Consortium Agreement by and among ChinaEquity, Chinaequity Capital Investments Co., Limited which is an affiliate of the Sponsor, and the Shareholder dated December 17, 2015, the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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Section 6.4           Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties, each party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any rights, powers and remedies thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.5           Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, (i) such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective, and (ii) the Company has provided prior written consent in respect of such amendment or waiver if (a) such amendment or waiver is made to Section 6.8 of this Agreement, or (b) such amendment or waiver would be reasonably expected to prevent, materially delay, materially impede or impair the consummation of the Merger, provided that the Shareholder and Parent shall, prior to its and/or its Affiliate’s entering into any amendment or waiver, notify the Company in writing, which notice shall be accompanied by a true and complete copy of such amendment or waiver. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7           Dispute Resolution.

(a)          Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(b)          Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.

Section 6.9           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.10         No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11         Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

MINAT ASSOICATED CO., LTD.

By:	/s/ Dan Chen
Name: Dan Chen
Title: Director

Notice details:

3rd Floor, Building C, Shou Kai Xing Fu Square,
Xin Dong Road, Chaoyang District
Beijing 100000
Telephone: 010-85550508
Fax: 010-85550509

with a copy to (which alone shall not constitute notice):

Fang Xue
Gibson, Dunn & Crutcher LLP
Unit 1301, Tower 1, China Central Place
No. 81 Jianguo Road, Chaoyang District
Beijing, 100025, P.R.C.
Tel +86 10 6502 8600
Fax +86 10 6502 8510

[Signature Page to Support Agreement]

SHAREHOLDER

CNshangquan Limited

By:	/s/ Wei Zhu
Name: Wei Zhu
Title: Authorized Signatory

Notice details:

Unit 8, 3/F.
Qwomar Trading Complex
Blackburne Road, Port Purcell
Road Town, Tortola
BVI, VG1110

[Signature Page to Support Agreement]

SCHEDULE A

Shareholder	Owned Shares

CNshangquan Limited	290,564,842 Ordinary Shares